SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 10, 2007
CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)
(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
RXi Pharmaceuticals Licenses
     On January 10, 2007, RXi Pharmaceuticals Corporation (“RXi”), a majority-owned subsidiary of CytRx Corporation (“CytRx”), entered into three exclusive licenses and one non-exclusive license (collectively, the “Licenses”) with the University of Massachusetts Medical School (“UMMS”), pursuant to which UMMS grants to RXi rights under certain UMMS patent applications to make, use and sell products related to applications of RNAi technologies.
     Under the Licenses, RXi is granted exclusive, worldwide, sublicensable licenses to three different patent families and a non-exclusive, worldwide, non-sublicensable license to a fourth patent family. As consideration for the Licenses, RXi paid UMMS an up-front fee and reimbursed UMMS for previously incurred patent expenses and agreed to undertake to raise working capital in the coming months (the “Initial Financing”), to expend a specified amount on the development of royalty-bearing products, and to meet a defined timeline relating to the clinical development of royalty-bearing products. Upon the completion of the Initial Financing, RXi will be obligated to pay UMMS an additional license fee and issue to UMMS a specified amount of RXi common stock that is to be valued for this purpose based on the valuation of RXi in the Initial Financing, and thereafter to pay UMMS annual maintenance fees, commencing on January 1, 2008, and certain additional amounts upon the attainment of certain specified product development milestones. In addition, RXi is obligated to pay specified royalties on net sales of products covered by the licensed patents, subject to a minimum annual royalty for each year beginning January 1, 2012. RXi also will be required to pay to UMMS a percentage of income received from any sublicensees under the Licenses and to pay expenses incurred by UMMS in prosecuting and maintaining the licensed patents.
     The Licenses will expire upon the expiration of all patents licensed under the Licenses, are terminable by either party upon an uncured breach by the other party, and may be terminated by RXi for any reason following a specified notice period. The Licenses also are terminable by UMMS if RXi fails to complete the Initial Financing by a specified date. RXi is generally required to indemnify UMMS for losses incurred by UMMS based on the exercise of the licensed patents by RXi.
Invention Disclosure Agreement
     On January 10, 2007, RXi also entered into an Invention Disclosure Agreement (the “IDA”) with UMMS pursuant to which UMMS is obligated, for a period of three years from the date of the IDA, to disclose to RXi any unrestricted inventions conceived or reduced to practice by UMMS related to therapeutic applications of RNAi technologies. Under the IDA, UMMS grants to RXi an option to negotiate the terms of a license to inventions disclosed by UMMS pursuant to the IDA. If RXi exercises the option and the parties are unable to reach agreement on the terms of any such license, RXi may elect to have an arbitrator determine the terms of such a license.
     The IDA will become effective upon RXi’s completion of the Initial Financing. The IDA is terminable by either party upon an uncured breach by the other party, by RXi at any time for any reason, and by UMMS if RXi fails to complete the Initial Financing by a specified date.
     As consideration for the rights granted to RXi under the IDA, RXi is obligated, upon completion of the Initial Financing, to issue to UMMS an additional amount of RXi common stock that is to be valued for this purpose based on the valuation of RXi in the Initial Financing, and to pay UMMS specified fees on the effective date of the IDA and on each of the first and second anniversaries of the effective date. RXi also will be obligated to pay UMMS a fee each time RXi exercises its right to negotiate a license under the IDA.
Voting Agreement
     RXi’s initial business activities will be dedicated solely to the development of proprietary RNAi therapeutics for the treatment of human diseases. In order to facilitate this initial business focus, and as an inducement to UMMS to enter into the Licenses and the IDA, on January 10, 2007, CytRx entered into a letter agreement with UMMS under which CytRx agrees, in effect, during the term of the Licenses to vote its shares of RXi common stock for the election of directors of RXi, and to take certain other actions, to ensure that a majority of the RXi board of directors are independent of CytRx.
     The voting agreement will become effective only upon RXi’s completion of the Initial Financing. If the Initial Financing is completed, and CytRx owns at any time thereafter a majority of the outstanding voting power of RXi, CytRx has agreed in the voting agreement that it will reduce its ownership to less than a majority as soon as reasonably practicable through sale, disposition or other means, subject to compliance with the rules and regulation of the Securities and Exchange Commission.
ITEM 7.01 Regulation FD Disclosure
     Copies of the press releases issued by CytRx on January 11 and January 16, 2007, regarding the RXi Licenses and the IDA, respectively, are attached hereto as Exhibits 99.1 and 99.2. The information in this Item 7.01 and Exhibits 99.1 and 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
ITEM 9.01 Financial Statements and Exhibits
(c)	Exhibits.
     There is filed as part of this report the exhibits listed on the accompanying Index to Exhibits, which are incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION
By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
President and Chief Executive Officer
Dated: January 16, 2007

Index to Exhibits

Exhibit No.	Description

99.1	Press release issued by CytRx Corporation on January 11, 2007.

99.2	Press release issued by CytRx Corporation on January 16, 2007.

Index  –  Page 1